Exhibit (a)(5)(iv)

Investor Contact: (800) 262-1122

FOR IMMEDIATE RELEASE

Eaton Vance Limited Duration Income Fund,

Eaton Vance Senior Floating-Rate Trust, and Eaton Vance Senior Income Trust

Announce Final Results of Auction Preferred Shares Tender Offers

BOSTON, MA, June 1, 2026 — Eaton Vance Limited Duration Income Fund (NYSE American: EVV), Eaton Vance Senior Floating-Rate Trust (NYSE: EFR), and Eaton Vance Senior Income Trust (NYSE: EVF) (each a “Fund,” and together, the “Funds”) announced the final results of their respective voluntary tender offers (each, a “Tender Offer” and together, the “Tender Offers”) for up to 100% of such Fund’s outstanding auction preferred shares (“APS”) at a price per share equal to 98% of the APS liquidation preference of $25,000 per share (or $24,500 per share), plus any unpaid APS dividends accrued through the expiration date of the Tender Offer. The Tender Offers expired at 5:00 p.m. New York City Time on May 29, 2026.

The table below shows the final results of each Tender Offer:

Ticker Symbol	Fund	Series	Cusip	APS Repurchased	% of Outstanding
EVV	Eaton Vance Limited Duration Income Fund	A	27828H204	1,700	98.38%
		B	27828H303	1,714	99.19%
		C	27828H402	1,698	98.26%
		D	27828H501	1,705	98.67%
		E	27828H600	1,703	98.55%
EFR	Eaton Vance Senior Floating-Rate Trust	A	27828Q204	736	99.59%
		B	27828Q303	762	99.87%
		C	27828Q402	736	99.73%
		D	27828Q501	778	98.23%
EVF	Eaton Vance Senior Income Trust	A	27826S202	640	85.11%
		B	27826S301	584	77.66%

This announcement is not a recommendation, an offer to purchase, or a solicitation of an offer to sell APS of any Fund. Each Tender Offer was made only by an offer to purchase, a related letter of transmittal, and other documents filed with the U.S. Securities and Exchange Commission (“SEC”) as exhibits to a tender offer statement on Schedule TO, with all such documents available on the SEC’s website at www.sec.gov. Each Fund also made available to holders of the APS without charge the offer to purchase and the letter of transmittal. Holders of the APS should read these documents carefully, as they contain important information about the Tender Offers.

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About the Funds

Shares of closed-end funds often trade at a discount from their net asset value. The market price of each Fund’s shares may vary from net asset value based on factors affecting the supply and demand for shares, such as Fund distribution rates relative to similar investments, investors’ expectations for future distribution changes, the clarity of each Fund’s investment strategy and future return expectations, and investors’ confidence in the underlying markets in which each Fund invests. Fund shares are subject to investment risk, including possible loss of principal invested. The Funds are not a complete investment program and you may lose money investing in the Funds. An investment in a Fund may not be appropriate for all investors. Before investing, prospective investors should consider carefully each Fund’s investment objective, risks, charges and expenses.

Eaton Vance is part of Morgan Stanley Investment Management, the asset management division of Morgan Stanley.

About Morgan Stanley Investment Management

Morgan Stanley Investment Management, together with its investment advisory affiliates, has more than 1,300 investment professionals around the world and $1.9 trillion in assets under management or supervision as of March 31, 2026. Morgan Stanley Investment Management strives to provide outstanding long-term investment performance, service, and a comprehensive suite of investment management solutions to a diverse client base, which includes governments, institutions, corporations and individuals worldwide. For further information about Morgan Stanley Investment Management, please visit www.morganstanley.com/im.

About Morgan Stanley

Morgan Stanley (NYSE: MS) is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in 42 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For more information about Morgan Stanley, please visit www.morganstanley.com.

This press release is for informational purposes only and is not intended to, and does not, constitute an offer to purchase or sell shares of the Funds. Additional information about the Funds, including performance and portfolio characteristic information, is available at eatonvance.com.

Statements in this press release that are not historical facts are “forward-looking statements” as defined by the U.S. securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors which are, in some cases, beyond a Fund’s control and could cause actual results to differ materially from those set forth in the forward-looking statements. All forward-looking statements are as of the date of this release only; each Fund undertakes no obligation to update or review any forward-looking statements.

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